NEWS RELEASE

Investor Relations Contact:	Date: February 11, 2014
Nick Conrad
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS FOURTH QUARTER & FULL YEAR RESULTS
Full Year Earnings of $3.18 per Diluted Share
Ethanol Group results lead to Record Fourth Quarter Earnings of $1.08 per Diluted Share

MAUMEE, OHIO, February 11, 2014-The Andersons, Inc. (Nasdaq: ANDE) today announced net income attributable to the company of $89.9 million, or $3.18 per diluted share, on $5.6 billion in revenues. It should be noted that all prior period per share data in this release has been adjusted to reflect the company’s February, 2014 three-for-two stock split. Last year earnings were $79.5 million, or $2.82 per diluted share on revenues of $5.3 billion. The company earned $30.7 million in the fourth quarter of 2013, or $1.08 per diluted share, on revenues of $1.6 billion. In the same three month period of 2012, the company reported net income of $15.0 million, or $0.53 per diluted share, on revenues of $1.7 billion.

The Ethanol Group had record operating income of $50.6 million in 2013, compared to a loss of $3.7 million in the prior year. The significant increase in operating income was primarily due to higher ethanol margins, which were impacted by solid ethanol export demand, and lower corn costs. The ethanol plants also benefitted from improved production rates and increased co-product sales of corn oil, E-85, and distillers dried grains. Total 2013 revenues were $832 million, up from $743 million in 2012. The revenue increase was due to both a full year of production at the Denison Iowa plant and an increase in the average price of ethanol. The group’s fourth quarter results were a record not only for the fourth quarter, but for any quarter. The operating income was $26.6 million on revenues of $197 million. During the same three month period of 2012, a loss of $0.8 million was incurred on revenues of $215 million.

The Grain Group’s 2013 operating income was $46.8 million, compared to $63.6 million in the prior year. The group had considerably lower space income in 2013, as a result of the drought, but increased gross profit on sales, primarily due to growth. Lansing Trade Group contributed significantly to the Grain Group’s result. Total revenues for the Grain Group were $3.6 billion and $3.3 billion in 2013 and 2012, respectively. Revenues increased due to greater sales volume, as average grain prices actually declined. For the fourth quarter, the group’s operating income was $22.1 million on revenues of $1.1 billion. In the same three month period of 2012, the group had operating income of $18.1 million on revenues of $1.2 billion. Both space income and gross profit on sales in the fourth quarter were higher than the prior year.

The Rail Group achieved operating income of $42.8 million both this year and last year. Gross profit from the leasing business was significantly higher than the prior year due to higher lease and utilization rates. The full year utilization rate increased 1.5% in 2013 to 86.1%, and utilization ended the year at 88.3%. The group recognized $19.4 million in pre-tax gains on sales of railcars and related leases and non-recourse transactions. In 2012, the company recognized gains of $23.7 million on similar transactions. Revenues of $165 million for 2013 were higher than the $156 million reported in the prior year. The Rail Group had operating income of $6.2 million in the fourth quarter on revenues of $32 million. In 2012, operating income for the same three month period was $8.6 million on revenues of $29 million. The prior year fourth quarter results included a $2.8 million lease settlement.

The Plant Nutrient Group finished the year with operating income of $27.3 million on revenues of $709 million. In 2012 the group’s operating income was $39.3 million and revenues were $797 million. Margins and volume in 2013 were lower than the prior year due to flat to declining markets, but were still solid. For the fourth quarter, the group’s operating income was $6.2 million on $171 million of revenues as many nutrient prices reset and they experienced a good fall season. Last year the group had operating income of $4.7 million during the same three month period on revenues of $178 million.

The Turf & Specialty Group’s full year operating income was a record $4.7 million on revenues of $141 million. In 2012, the group had operating income of $2.2 million, and total revenues were $131 million. The group incurred an operating loss of $1.4 million in the fourth quarter on revenues of $23 million. Last year, the same period had an operating loss of $1.2 million on revenues of $21 million. During the quarter, the group acquired the assets of the Cycle Group, Inc., a production facility in North Carolina that expanded the group’s presence in the granular business.

The Retail Group had an operating loss of $7.5 million in 2013, which included $4.7 million in one-time costs. In the prior year, the group’s operating loss was $4.0 million, which included $1.1 million in one-time expenses. Excluding one-time items, the group’s operating results were consistent with the prior year. The Retail Group’s fourth quarter operating income was a loss of $3.9 million, which included a $3.9 million asset impairment for two stores.

“I am proud of our 2013 results and the team we have here at The Andersons,” CEO Mike Anderson stated. “The Ethanol Group had exceptional results; they worked to simultaneously optimize margins, yields, production rates and co-product sales. Quite simply, the Ethanol Group hit the ball out of the park. The Rail Group nearly matched its record income from last year, even with a $4.3 million decrease in gains on railcar sales. Despite the unfavorable impacts of the 2012 drought, the Grain Group had good results, in part due to the strong earnings of Lansing Trade Group. The Plant Nutrient Group also had good results, as they managed through the nutrient price reset well. Lastly our Turf & Specialty Group had a record year as they continued to focus on their proprietary product strategy,” Mr. Anderson added. “In the last year we have demonstrated our continuing commitment to growth. We acquired Thompsons Limited through a 50/50 joint venture with Lansing Trade Group, which expanded our territory into Canada. We also expanded our railcar repair business through both the acquisition of Mile Rail and the opening of the Maumee paint facility. Lastly, as mentioned earlier, we acquired the assets of the Cycle Group at the end of 2013.”

The company will host a webcast on Wednesday, February 12, 2014 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income (unaudited)

	Year ended December 31,
(in thousands, except per share data)	2013	2012	2011

Sales and merchandising revenues	$5,604,574	$5,272,010	$4,576,331
Cost of sales and merchandising revenues	5,239,349	4,914,005	4,223,479
Gross profit	365,225	358,005	352,852

Operating, administrative and general expenses	278,433	246,929	229,090
Interest expense	20,860	22,155	25,256
Other income:
Equity in earnings of affiliates	68,705	16,487	41,450
Other income, net	14,876	14,725	7,922
Income before income taxes	149,513	120,133	147,878
Income tax provision	53,811	44,568	51,053
Net income	95,702	75,565	96,825
Net income (loss) attributable to the noncontrolling interests	5,763	(3,915)	1,719
Net income attributable to The Andersons, Inc.	$89,939	$79,480	$95,106

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$3.20	$2.85	$3.42
Diluted earnings attributable to The Andersons, Inc. common shareholders	$3.18	$2.82	$3.39
Dividends paid	$0.43	$0.40	$0.29

The Andersons, Inc.
Consolidated Balance Sheets (unaudited)

(in thousands)	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$309,085	$138,218
Restricted cash	408	398
Accounts receivable, net	173,930	208,877
Inventories	614,923	776,677
Commodity derivative assets - current	71,319	103,105
Deferred income taxes	4,931	15,862
Other current assets	47,188	54,016
Total current assets	1,221,784	1,297,153

Other assets:
Commodity derivative assets - noncurrent	246	1,906
Other assets, net	118,010	105,129
Pension assets	14,328	—
Equity method investments	291,109	190,908
	423,693	297,943
Railcar assets leased to others, net	240,621	228,330
Property, plant and equipment, net	387,458	358,878
Total assets	$2,273,556	$2,182,304

Liabilities and equity
Current liabilities:
Borrowings under short-term line of credit	$—	$24,219
Accounts payable for grain	592,183	582,653
Other accounts payable	154,599	165,201
Customer prepayments and deferred revenue	59,304	105,410
Commodity derivative liabilities – current	63,954	33,277
Accrued expenses and other current liabilities	70,295	66,902
Current maturities of long-term debt	51,998	15,145
Total current liabilities	992,333	992,807

Other long-term liabilities	15,386	18,406
Commodity derivative liabilities – noncurrent	6,644	1,134
Employee benefit plan obligations	39,477	53,131
Long-term debt, less current maturities	375,213	427,243
Deferred income taxes	120,082	78,138
Total liabilities	1,549,135	1,570,859
Total equity	724,421	611,445
Total liabilities and equity	$2,273,556	$2,182,304

The Andersons, Inc.
Segment Data

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Three months ended December 31, 2013
Revenues from external customers	$1,124,265	$197,032	$170,732	$32,306	$22,557	$37,374	$—	$1,584,266

Gross profit	44,570	13,323	21,979	12,328	6,542	10,835	—	109,577

Equity in earnings of affiliates	8,182	20,532	—	—	—	—	—	28,714

Other income (expense), net	682	(66)	634	987	105	185	726	3,253

Income (loss) before income taxes	22,127	30,577	6,240	6,171	(1,369)	(3,861)	(8,362)	51,523

Income (loss) attributable to the noncontrolling interests	(3)	3,961	—	—	—	—	—	3,958

Operating income (loss) (a)	$22,130	$26,616	$6,240	$6,171	$(1,369)	$(3,861)	$(8,362)	$47,565

Three months ended December 31, 2012
Revenues from external customers	$1,197,376	$214,867	$177,732	$28,818	$20,545	$41,303	$—	$1,680,641

Gross profit	36,973	6,129	19,980	9,709	6,241	12,137	—	91,169

Equity in earnings (loss) of affiliates	6,374	(5,293)	—	—	—	—	—	1,081

Other income, net	706	16	266	3,841	113	158	216	5,316

Income (loss) before income taxes	18,078	(1,615)	4,714	8,553	(1,168)	(861)	(5,688)	22,013

Loss attributable to the noncontrolling interest	—	(815)	—	—	—	—	—	(815)

Operating income (loss) (a)	$18,078	$(800)	$4,714	$8,553	$(1,168)	$(861)	$(5,688)	$22,828

Twelve months ended December 31, 2013
Revenues from external customers	$3,617,943	$831,965	$708,654	$164,794	$140,512	$140,706	$—	$5,604,574

Gross profit	118,517	32,512	86,682	58,864	29,289	39,361	—	365,225

Equity in earnings of affiliates	33,122	35,583	—	—	—	—	—	68,705

Other income, net	2,120	399	1,093	7,666	690	501	2,407	14,876

Income (loss) before income taxes	46,794	56,374	27,275	42,785	4,744	(7,534)	(20,925)	149,513

Income (loss) attributable to the noncontrolling interests	(11)	5,774	—	—	—	—	—	5,763

Operating income (loss) (a)	$46,805	$50,600	$27,275	$42,785	$4,744	$(7,534)	$(20,925)	$143,750

Twelve months ended December 31, 2012
Revenues from external customers	$3,293,632	$742,929	$797,033	$156,426	$131,026	$150,964	$—	$5,272,010

Gross profit	117,180	14,673	98,252	56,729	27,026	44,145	—	358,005

Equity in earnings (loss) of affiliates	29,080	(12,598)	5	—	—	—	—	16,487

Other income, net	2,548	53	1,917	7,136	784	554	1,733	14,725

Income (loss) before income taxes	63,597	(7,635)	39,254	42,841	2,216	(3,951)	(16,189)	120,133

Loss attributable to the noncontrolling interest	—	(3,915)	—	—	—	—	—	(3,915)

Operating income (loss) (a)	$63,597	$(3,720)	$39,254	$42,841	$2,216	$(3,951)	$(16,189)	$124,048

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.